SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: FSL SEPARATE ACCOUNT M

Address of Principal Business Office:

         3130 Broadway
         Kansas City, Missouri 64111-2406

Telephone Number: (800) 648-8624

Name and Address of Agent for Service of Process:

     Leland Eugene Schmitt
     Sr. Vice President
     3130 Broadway
     Kansas City, Missouri 64118

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Kansas City and State of Missouri on the 22nd day of December, 1998.

                                SIGNATURE: FSL SEPARATE ACCOUNT M
                                               Registrant

                                   By: Fidelity Security Life Insurance Company

                                   By: /s/ LELAND EUGENE SCHMITT
                                       -----------------------------------------
                                       Leland Eugene Schmitt, Sr. Vice President

ATTEST: /s/ MARK L. BURLEY
        ------------------------
            Mark L. Burley

            Vice President
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